Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces First Quarter Financial Results

Saint Paul, Minn., May 5, 2010-- Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today the results for its first quarter ended March 31, 2010.

Net income for the first quarter was $402,000 ($.10 per diluted share) compared to $261,000 ($.06 per diluted share) for the same period in 2009.  Revenue for the first quarter was $5.4 million compared to $4.8 million for the same period a year ago.  Royalties were $2.6 million compared to $2.3 million in the first quarter of 2009.  North American sales, which are sales of RTMS® in North America, were $1.7 million compared to $1.3 million for the period a year ago.  International sales, which include both Autoscope® and RTMS sales outside of North America, were $1.1 million in the first quarter compared to $1.2 million in last year’s first quarter.  Sales of RTMS worldwide for the quarter were $2.4 million as compared to $1.5 million in the first quarter of 2009.

On a non-GAAP basis, excluding intangible asset amortization net of tax, net income for the first quarter was $529,000 ($.13 per diluted share) compared to $388,000 ($.10 per diluted share) in first quarter of 2009 and operating income was $800,000 compared to $607,000 in 2009.

Ken Aubrey, CEO, said, “We are pleased to report improved results over last year’s first quarter but continue to see pockets of weakness in our markets.  Our current outlook is that 2010 remains challenging and that evidence of recoveries in North America and Europe are encouraging, but tentative, at this stage.

“While we plan to be prudent in balancing expenses and revenue levels, we do not want to sacrifice our key initiatives.  These include ongoing sales and marketing expansion in Europe and Asia, development of our hybrid product and growth through external means.  We raised approximately $9 million in early April under our existing shelf registration statement to help fund our external growth goals,” continued Mr. Aubrey.

Non-GAAP Information

We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from the EIS asset purchase and may include other non-recurring items.  Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing

Image Sensing Systems, Inc. is a technology company focused in infrastructure productivity improvement through the development of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent overlapping markets. ISS’ industry leading computer-enabled detection (CED) products, including the Autoscope® machine-vision family and the RTMS® radar family, combine embedded software signal processing with sophisticated sensing technologies for use in transportation, environmental and safety/surveillance management. CED is a group of technologies in which software, rather than humans, examines the outputs of complex sensors to determine what is happening in the field of view in real-time. With more than 100,000 instances sold in over 60 countries worldwide, our depth of experience coupled with breadth of product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share information)

(unaudited)

	Three-Month Period Ended March 31,
	2010	2009
Revenue
Royalties	$2,591	$2,296
North American sales	1,697	1,312
International sales	1,115	1,182
	5,403	4,790
Cost of revenue	932	767
Gross profit	4,471	4,023

Operating expenses
Selling, marketing and product support	1,856	1,630
General and administrative	1,038	975
Research and development	777	811
Amortization of intangible assets	192	192
	3,863	3,608
Income from operations	608	415
Other expense, net	(36)	(12)
Income before income taxes	572	403
Income taxes	170	142
Net income	$402	$261

Basic net income per share	$0.10	$0.07
Diluted net income per share	$0.10	$0.06

Weighted shares – basic	3,989	3,985
Weighted shares – diluted	4,089	4,055

Reconciliation of GAAP to non-GAAP basis
Non-GAAP operating expenses (1)	3,671	3,416
Non-GAAP income from operations	800	607
Other expense, net	(36)	(12)
Non-GAAP income before income taxes	764	595
Non-GAAP income taxes (2)	235	207
Non-GAAP net income	$529	$388

Non-GAAP basic net income per share	$0.13	$0.10
Non-GAAP diluted net income per share	$0.13	$0.10

Notes to non-GAAP adjustments
(1) Amortization of intangible asset for period as shown above is removed (2) Income tax expense is increased by impact of (1) at ISS’ marginal tax rate of 34%

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	March 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$12,575	$14,084
Investments	3,911	3,935
Receivables, net	4,986	5,660
Inventories	2,979	2,734
Prepaid expenses and deferred taxes	959	916
	25,410	27,329
Property and equipment, net	1,013	998
Deferred income taxes	1,485	1,485
Goodwill and intangible assets, net	11,146	11,338
	$39,054	$41,150
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$1,699	$2,454
Bank debt	3,900	4,000
EIS earnout payable	—	1,541
Income taxes payable	54	234
	5,653	8,229
Income taxes payable	186	208
Shareholders’ equity	33,215	32,713
	$39,054	$41,150

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three-Month Period Ended March 31,
	2010	2009
Operating activities
Net income	$402	$261
Adjustments to reconcile net income to net cash provided by operations
Depreciation and amortization	312	286
Stock option expense	80	93
Changes in operating assets and liabilities	(612)	1,002
Net cash provided by operating activities	182	1,642

Investing activities
Purchases of property and equipment, net of disposals	(135)	(149)
Payment of EIS earnout	(1,541)	(1,162)
Sales of investments	24	4,000
Net cash provided by (used in) investing activities	(1,652)	2,689

Financing activities
Repayment of bank debt	(100)	(3,750)
Proceeds from exercise of stock options	61	—
Net cash used in financing activities	(39)	(3,750)

Increase (decrease) in cash and cash equivalents	(1,509)	581
Cash and cash equivalents, beginning of period	14,084	10,289
Cash and cash equivalents, end of period	$12,575	$10,870

###